UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 8, 2013

LSI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-10317	94-2712976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1320 Ridder Park Drive
San Jose, California 95131
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2013, we adopted the LSI Corporation Deferred Compensation Plan, effective January 1, 2014. The plan is intended to provide a deferred compensation benefit to a select group of highly compensated employees and to non-employee directors, and is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986. Under the plan, participants may elect to defer base salary, annual bonuses, sales incentive compensation and, in the case of directors, retainers and meeting fees, all of which have been earned and are otherwise payable.

Deferrals are fully vested at all times. LSI may, but is not required to, make additional contributions to the plan.

Deferrals and any company contributions to the plan will be credited to a bookkeeping account maintained on behalf of a participant. Each account will be valued as if it were hypothetically invested in one or more investment funds made available by LSI and selected by the participant. We will also establish a grantor trust for the purpose of accumulating assets from which liabilities to plan participants can be paid. Assets set aside in this trust will be subject to the claims of LSI’s creditors in the event of its insolvency or bankruptcy. Plan participants are general, unsecured creditors of the company with respect to plan benefits.

Distributions will be made from the plan at times selected by the participant or if a termination of employment, death or disability occurs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI CORPORATION

By:	/s/ Bryon Look
Bryon Look Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Date: October 11, 2013